Exhibit 2.1

FIRST AMENDMENT AND CONSENT

FIRST AMENDMENT AND CONSENT, dated as of June 29, 2006 (this “Amendment”), to the Credit Agreement, dated as of March 1, 2005 (the “Credit Agreement”), among EYE CARE CENTERS OF AMERICA, INC., a Texas corporation (as successor to LFS-MERGER SUB, INC., a Texas corporation) (the “Borrower”), ECCA HOLDINGS CORPORATION, a Delaware corporation (“Holdings”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), BANK OF AMERICA, N.A. and MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as co-syndication agents (in such capacity, the “Co-Syndication Agents”), and JPMORGAN CHASE BANK, N.A., as administrative agent.

W I T N E S S E T H :

WHEREAS, Holdings, the Borrower, the Lenders and the Administrative Agent are parties to the Credit Agreement;

WHEREAS, Holdings and the Borrower expect to complete a transaction (the “HVHC Transaction”) pursuant to which a subsidiary of HVHC Inc. (“HVHC”), which is itself a subsidiary of Highmark Inc., will be merged with and into Holdings, with the result that Holdings will become a wholly owned subsidiary of HVHC;

WHEREAS, in connection with the HVHC Transaction, Holdings and the Borrower are requesting the Lenders (i) to release the pledge by Holdings of the Capital Stock of the Borrower (but not its guarantee of the obligations of the Borrower under and in respect of the Credit Agreement), (ii) to amend the “change of control” Event of Default under the Credit Agreement, (iii) to permit it to repurchase Senior Subordinated Notes in the “change of control” offer it is required, under the Senior Subordinated Note Indenture, to make in connection with the HVHC Transaction and (iv) to the extent necessary to finance the payments to be made in such offer, to permit it to borrow under a subordinated bridge loan facility (the “Bridge Loan”); and

WHEREAS, the Lenders parties hereto have agreed to such requests, but only upon the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Terms defined in the Credit Agreement are used herein with the respective meanings given to them therein.

2.	Amendment to Section 1.1. Section 1.1 of the Credit Agreement is hereby amended by restating in its entirety clause (b)(x) of the definition of “Excess Cash Flow” as follows:

(x) the aggregate amount of any permitted prepayment or redemption of any Indebtedness (including breakage costs, penalties and premium related thereto) other than the Loans or the Senior Subordinated Notes (except for any repurchase of Senior

Subordinated Notes under a “change of control” offer required under the Senior Subordinated Note Indenture in connection with the HVHC Transaction (as defined in Section 7.2(n)), to the extent such repurchase is paid with cash on hand or borrowings of the Revolving Loans), and

3. Change of Control. Each Lender party hereto consents to the HVHC Transaction and waives any Event of Default under Section 8(k) of the Credit Agreement that may occur as a result of the HVHC Transaction (including due to the occurrence of a Specified Change of Control resulting from or relating to the HVHC Transaction), and each party hereto agrees that upon consummation of the HVHC Transaction said Section 8(k) shall be amended to read in its entirety as follows:

(k)(i) HVHC shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Capital Stock of Holdings free and clear of all Liens; (ii) Holdings shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of the Borrower free and clear of all Liens; or (iii) a Specified Change of Control shall occur; or

4. Repurchase of Senior Subordinated Notes. Each Lender party hereto waives the provisions of Section 7.9 of the Credit Agreement to the extent necessary to permit the Borrower to repurchase Senior Subordinated Notes, for aggregate cash consideration funded by cash on hand and borrowings of Revolving Loans of up to $35,000,000, in the “change of control” offer required to be made for the Senior Subordinated Notes under the Senior Subordinated Note Indenture in connection with the HVHC Transaction, provided that, after giving effect to any such repurchase, in no event shall the unused Revolving Commitments be less than $12,500,000.

5. Consent to Release of Stock. Each Lender party hereto (a) consents to a release by the Administrative Agent under the Guarantee and Collateral Agreement of any and all Liens on the Capital Stock of the Borrower thereunder, effective concurrently with the HVHC Transaction, and (b) agrees that any such release shall not constitute an Event of Default under Section 8(i) of the Credit Agreement. The Administrative Agent is authorized and instructed to take any action and to execute any documents which it believes to be reasonable under the circumstances to effect and evidence such release.

6. Amendment to Section 2.11(a). Paragraph (a)(i) of Section 2.11 of the Credit Agreement is hereby restated in its entirety as follows:

(a) If (i) any Specified Capital Stock shall be issued by any Group Member, an amount equal to 50% of the Net Cash Proceeds thereof (other than any such Net Cash Proceeds received within one year from the date of the HVHC Transaction (as defined in Section 7.2(n)) and used to make a mandatory prepayment of Indebtedness incurred under Section 7.2(n) in connection with the HVHC Transaction) shall be applied within five Business Days after the date of such issuance toward the prepayment of the Term Loans as set forth in Section 2.11(d).

7. Amendment to Section 7.2(n). Paragraph (n) of Section 7.2 of the Credit Agreement is hereby restated in its entirety as follows:

(n) Indebtedness incurred in connection with the refinancing (in whole or in part) of the Senior Subordinated Notes (and any refinancings thereof); provided that (A)(i) the terms of such Indebtedness shall be fair and reasonable and, in the reasonable opinion of the Borrower, no less favorable to the Borrower and the Lenders than the terms of the Senior Subordinated Notes and (ii) the fees and expenses incurred in connection with such refinancing shall not be unreasonably disproportionate to the benefits realized by the Borrower, including, in respect of any reduced interest rate, or (B) in the case of any Indebtedness (other than borrowings of Revolving Loans) incurred to refinance (in whole or in part) Senior Subordinated Notes (or any refinancings thereof) repurchased under a “change of control” offer required by the Senior Subordinated Note Indenture in connection with the acquisition by HVHC Inc. of Holdings (the “HVHC Transaction”), such Indebtedness (i) has a total interest rate no higher than 14% per annum, with cash interest not in excess of 12.75% per annum, (ii) has a final maturity (after giving effect to any extensions or conversions at the option of the Borrower) no earlier than 12 months after the final maturity of the Loans, (iii) is subordinated to the Loans to the same extent as the Senior Subordinated Notes, (iv) has covenants and redemption provisions not more restrictive in the aggregate than those contained in the Senior Subordinated Note Indenture, in the reasonable opinion of the Borrower, except that such Indebtedness may (x) prohibit the Company from incurring any debt pursuant to a fixed charge coverage ratio test for a period of one year from the date of the HVHC Transaction, (y) require the Borrower to issue securities the proceeds of which would be used to refinance such Indebtedness and (z) require the Borrower to make mandatory prepayments from proceeds of incurrences of Indebtedness permitted under this Section 7.2(n) or of issuances by Holdings or the Borrower of Capital Stock (including capital contributions) for a period of one year from the date of the HVHC Transaction and (v) may include a change of control definition similar to Section 8(k).

8. Amendment to Section 7.9(a). Clause (a) of Section 7.9 of the Credit Agreement is hereby restated in its entirety as follows:

(a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Senior Subordinated Notes (other than in connection with the refinancing thereof (including with the proceeds of Capital Stock) as contemplated by Section 7.2(n));

9. Amendment to Section 7.14. Section 7.14 of the Credit Agreement is hereby amended by deleting “and” and substituting a comma therefor before existing clause (e) thereof and inserting the following after clause (e):

and (f) the Indenture for $375,000,000 of 6.80% Senior Notes due 2013 of Highmark Inc. dated as of August 15, 2003 among Highmark Inc. and Wells Fargo Bank, N.A., as trustee.

10. Amendment to Section 7.15(c)(i). Clause (c)(i) of Section 7.15 of the Credit Agreement is hereby amended by restating clause (c)(i) in its entirety as follows:

(i) any restrictions existing under the Loan Documents and the Senior Subordinated Note Indenture (or, to the extent that such restrictions are substantially the same as those in the Senior Subordinated Note Indenture, restrictions in documents governing or evidencing Indebtedness incurred under Section 7.2(n)),

11. Conditions to Effectiveness. This Amendment shall become effective as of and on the date (such date, the “First Amendment Effective Date”) on which the Administrative Agent shall have received counterparts hereof duly executed by Holdings, the Borrower, the Administrative Agent and the Required Lenders.

12. Representations and Warranties; No Default. Each of Holdings and the Borrower hereby confirms that after giving effect to this Amendment each of the representations and warranties set forth in the Loan Documents is true and correct in all material respects (except those representations and warranties that specifically refer to an earlier date, which representations and warranties shall be true and correct in all material respects as of such earlier date). Each of Holdings and the Borrower represents and warrants that, after giving effect to this Amendment and the consummation of the HVHC Transaction, no Default or Event of Default has occurred and is continuing.

13. Expenses. The Borrower agrees (a) to pay all fees agreed between the Administrative Agent and the Borrower with respect to this Amendment and (b) reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the preparation and delivery of this Amendment, including, without limitation, the reasonable fees, charges and disbursements of counsel to the Administrative Agent.

14. No Change. Except as expressly provided herein, no term or provision of the Credit Agreement shall be amended, modified, supplemented or waived, and each term and provision of the Credit Agreement shall remain in full force and effect.

15. Counterparts. This Amendment may be executed by the parties hereto in any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

16. Governing Law. This Amendment and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

EYE CARE CENTERS OF AMERICA, INC.

By:
Name:
Title:

ECCA HOLDINGS CORPORATION

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Signature page to the First Amendment and Consent

SIGNATURE PAGE TO THE FIRST AMENDMENT AND CONSENT, DATED AS OF JUNE 29, 2006 TO THE CREDIT AGREEMENT, DATED AS OF MARCH 1, 2005, AMONG EYE CARE CENTERS OF AMERICA, INC., ECCA HOLDINGS CORPORATION, THE LENDERS FROM TIME TO TIME PARTIES THERETO, JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT AND THE OTHER AGENTS PARTIES THERETO.

[NAME OF INSTITUTION]

By:
Name:
Title:

Signature page to the First Amendment and Consent